Exhibit 99.1

Thirot Named Senior Vice President, Controller
and Chief Accounting Officer at Kelly Services®

TROY, Mich. (June 30, 2014) -- Kelly Services, Inc, (NASDAQ: KELYA; KELYB), a leader in providing workforce solutions, today announced that Olivier Thirot has been promoted to Senior Vice President, Controller and Chief Accounting Officer. Mr. Thirot will be based at Kelly’s global headquarters in Troy, Michigan, and will report to Patricia Little, Executive Vice President and Chief Financial Officer.

In his new position, Mr. Thirot will be responsible for Corporate Accounting, Global Forecast and Budgets, Systems and Controls, and Financial oversight for Kelly’s Americas Region.

With more than 25 years of financial experience, Mr. Thirot has a broad range of experience in the areas of treasury, tax, compliance, budget forecasting and strategic planning. He joined Kelly Services in Neuchatel, Switzerland, in 2008 as Vice President, Finance, for the Company’s EMEA operations. In 2011, he assumed responsibility for Kelly’s financial operations in the APAC region.

Mr. Thirot joined Kelly Services from L. Raphael, a start-up company based in Geneva, where he served as Chief Financial Officer. Previously, he spent 18 years with Bacardi, LTD, as Finance Director. Mr. Thirot earned a bachelor’s degree in Economics, and a MBA, from Univestie de Bordeaux in Talence, France.

Mike Debs, Senior Vice President and Treasurer, Kelly Services, will assume responsibility for Kelly’s EMEA and APAC financial operations in addition to his responsibility as Corporate Treasurer.

About Kelly Services

Kelly Services, Inc. is a leader in providing workforce solutions. Kelly® offers a comprehensive array of outsourcing and consulting services as well as world-class staffing on a temporary, temporary-to-hire and direct-hire basis. Serving clients around the globe, Kelly provided employment to approximately 540,000 employees in 2013. Revenue in 2013 was $5.4 billion. Visit kellyservices.com and connect with us on Facebook, LinkedIn, and Twitter.

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ANALYST CONTACT:	MEDIA CONTACT:
James Polehna	Jane Stehney
(248) 244-4586	(248) 244-5630
james_polehna@kellyservices.com	jane_stehney@kellyservices.com